Exhibit 99.1

SuRo Capital Corp. Declares $0.22 Per Share Dividend

SAN FRANCISCO, CA, December 16, 2020 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital” or the “Company”) (Nasdaq: SSSS) today announced the Company’s Board of Directors has declared a dividend in the amount of $0.22 per share payable on January 15, 2021 to the Company’s stockholders of record as of the close of business on December 30, 2020. The dividend will be paid in cash.

“We are pleased to announce our Board of Directors has declared a dividend in the amount of $0.22 per share,” said Mark Klein, President and Chief Executive Officer of SuRo Capital. “This dividend is driven by continued monetizations in SuRo Capital’s public securities, specifically the sale of unrestricted shares of Palantir Technologies Inc. following the direct listing on September 30, 2020.”

SuRo Capital’s $0.22 per share dividend payable on January 15, 2021, as well as the previously declared $0.25 per share dividend paid on November 30, 2020 and $0.25 per share dividend paid on October 20, 2020, are expected to be reported as capital gains dividends and treated as long-term capital gains by stockholders. SuRo Capital does not anticipate having any investment company taxable net income for 2020; therefore, the Company does not expect any portion of the 2020 dividends to be ordinary dividends.

Certain Information Regarding the Dividends

The date of declaration and amount of any dividends, including any future dividends, are subject to the sole discretion of SuRo Capital’s Board of Directors. The aggregate amount of the dividends declared and paid by SuRo Capital will be fully taxable to stockholders. The tax character of SuRo Capital’s dividends cannot be finally determined until the close of SuRo Capital’s taxable year (December 31). SuRo Capital will report the actual tax characteristics of each year’s dividends annually to stockholders and the IRS on Form 1099-DIV subsequent to year-end.

Registered stockholders with questions regarding declared dividends may call American Stock Transfer at 800-937-5449.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in San Francisco, CA. Connect with the company on Twitter, LinkedIn, and at www.surocap.com

Contact

SuRo Capital Corp.

(650) 235-4769

IR@surocap.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@surocap.com